EXHIBIT 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jeff Jacoby	Eric Norris
	(215) 299-5896	(215) 299-6538

FMC Corporation Believes Solutia’s Lawsuit Related to the Astaris LLC Joint Venture is Without Merit

PHILADELPHIA, October 15, 2003—FMC Corporation (NYSE: FMC) said today that it intends to vigorously defend itself against Solutia’s recently filed suit over the failure of purified phosphoric acid technology contributed by FMC to Astaris LLC, which is jointly owned by Solutia and FMC.

FMC has reviewed a copy of Solutia’s complaint and believes that its lawsuit is without merit. FMC’s Spanish subsidiary, FMC Foret S.A., has over 15 years of successful production experience operating its low-cost PPA technology at its facility in Huelva, Spain.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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